Exhibit 10.4

ALLEGHENY TECHNOLOGIES INCORPORATED DEFINED CONTRIBUTION RESTORATION PLAN As Amended and Restated as of January 1, 2015

PURPOSE

The purpose of the Allegheny Technologies Incorporated Defined Contribution Restoration Plan is to restore to certain non-bargaining employees of Allegheny Technologies Incorporated and its subsidiaries and affiliates (collectively defined below as the “Company”) who participate in the Company’s Annual Incentive Plan (“AIP”) the value of the Company contributions and earnings thereon that would have been made to the qualified defined contribution plan in which the respective employees participate except for the limitations imposed on qualified defined contribution plans by Sections 401(a)(17), 401(k), 401(m), 402(g) or 415, or any other or successor section, of the Internal Revenue Code of 1986, as amended, by supplementing, on an unfunded basis, amounts payable under such qualified plans with amounts to be paid under this Plan.

Certain affiliates of the Company sponsored and maintained the Allegheny Technologies Incorporated Benefit Restoration Plan (defined below as the “Prior Plan”) for several years with regard to certain affiliates’ defined benefit and defined contribution plans (as defined in the Prior Plan, the “Defined Benefit Portion” and the “Defined Contribution Portion,” respectively). Effective December 31, 2014, with respect to all employees who are not members of collective bargaining units, the Company (i) froze accruals for all participants under the qualified defined benefit pension plans and (ii) standardized Company defined contribution formulas.

In addition, the Company took affirmative action to freeze defined benefit accruals under the Prior Plan and to clarify that the Defined Benefit Portion prohibits distributions in the form of a lump sum if the lump sum is an amount greater than $1,000. Otherwise, the Prior Plan shall remain in effect to the extent necessary to govern accrued but unpaid benefit obligations under the Defined Benefit Portion as well as payment times and forms of such accrued but unpaid defined benefit obligations.

From and after January 1, 2015, this Plan document governs the terms and conditions of the restoration for eligible participants of amounts that could not, prior to January 1, 2015, or cannot thereafter be contributed under the qualified defined contribution plans. As amended and restated, this Plan continues without change the timing and form of distribution of the Defined Contribution Portion of the Prior Plan and continues that timing and form of distribution for accruals on or after January 1, 2015.

    As amended and restated, the eligible participants are those who had a balance under the Defined Contribution Portion of the Prior Plan and, on and after January 1, 2015, are employees who are not members of a collective bargaining unit and who participate in the Company’s AIP. For each eligible individual who is affected by the limitations, his or her benefit under this Plan shall be the sum of (i) that individual’s benefit under the Defined Contribution Portion of the Prior Plan as of December 31, 2014, (ii) the sum of any Company contributions which cannot be made on or after January 1, 2015 because of the limitations and (iii) earnings on and after January 1, 2015 on (i) and (ii) above.

ARTICLE I. DEFINITIONS

1.01.    “Account” shall mean, with regard to the defined contribution amounts for each Participant, the unfunded bookkeeping account established by the Administrator to record the sum of all contributions made and earnings credited, including undistributed amounts credited under the Defined Contribution Portion of the Prior Plan, with respect to that Participant due to the Limitations as applied from time to time on the applicable Defined Contribution Plan.

1.02.    “Administrator” shall mean the person or committee appointed by the Company for such purpose under Article VI.

1.03.    “AIP” shall mean the Company’s Annual Incentive Plan, that is, the Company’s bonus plan that calculates bonuses based on achievements of predetermined goals and measured over a period of one year or its successor plan as may be in effect from time to time.

1.04.    “Code” shall mean the Internal Revenue Code of 1986, as the same shall be amended from time to time.

1.05.    “Company” shall mean, collectively, Allegheny Technologies Incorporated and its subsidiaries and affiliates.

1.06.    “Company Retirement Contribution” shall mean the periodic contribution made to a Participant’s account under the applicable Defined Contribution Plan whether or not the Participant defers any Compensation or otherwise contributes to the Plan determined by multiplying the percentage specified in the Defined Contribution Plan by the Participant’s Compensation.

1.07.    “Compensation” shall mean compensation as defined in the applicable Defined Contribution Plan without regard to the Limitations.

1.08.    “Defined Contribution Plan” shall mean, with respect to a particular Employee, the qualified defined contribution plan sponsored by the Company or any of its subsidiaries or affiliates in which the Employee participants at a relevant time.

1.09.    “Deferrals” shall mean the amount of pre-tax (or Roth after-tax) contributions determined by multiplying a Participant’s Compensation for a relevant period by the percentage of deferral authorized for that period by the Participant as a deferral under the applicable Defined Contribution Plan.

1.10.    “Disability” shall mean a Participant’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.

1.11.    “Employee” shall mean any employee of the Company or of any subsidiary or affiliate of the Company who, as of the time he or she is affected by the Limitations, participates in the Company’s Annual Incentive Plan and is not a member of a collective bargaining unit.

1.12.    “Limitations” shall mean any limitation with respect to a qualified defined contribution plan, within the meaning of Section 401(a) of the Code, sponsored by the Company or any subsidiary or affiliate on the amount of contributions or the accrual or payment of benefits to or on behalf of a Participant as imposed under Section 401(a)(17), Section 401(k), Section 401(m), Section 402(g), Section 415 and/or under any other or successor Section of the Code.

1.13.    “Matching Contributions” shall mean the contributions made by the Company on the condition and to the extent the Employee makes contributions to the qualified defined contribution plan.

1.14.    “Participant” shall mean any Employee who meets the conditions for participation set forth in Article III and has a balance to his or her credit under the Plan.

1.15.    “Plan” shall mean this Allegheny Technologies Incorporated Defined Contribution Restoration Plan, as amended and restated effective January 1, 2015.

1.16.    “Prior Plan” shall mean the Allegheny Technologies Incorporated Benefit Restoration Plan as in effect December 31, 2014. The provisions of the Prior Plan shall survive this amendment and restatement to the extent necessary to govern the amount and payment of benefits accrued under the terms of the Prior Plan on or before December 31, 2014.

1.17.    “Separation from Service” shall mean, with respect to a particular Employee, his or her death, Disability, retirement or termination of employment. For purposes of this definition, a Participant shall be deemed to have a termination of employment if his or her circumstances indicate that that the employer and employee reasonably anticipate that no further services would be performed after a certain date or that the level of bona fide services the employee would perform after that date would permanently decrease to no more than 20% of the average level of bona fide services provided over the previous thirty-six (36) months.

1.18.    “Specified Employee” shall mean a person who is a key employee of the Company, as defined in Section 416(i)(1)(A)(i), (ii) or (iii) (applied in accordance with the regulations thereunder and disregarding Section 416(i)(5)), and which generally includes the fifty (50) highest paid employees of the Company, at any time during the twelve (12) month period preceding his or her Separation from Service.

ARTICLE II. EFFECTIVE DATE OF AMENDMENT AND RESTATEMENT; SURVIVAL OF PROVISIONS OF THE PRIOR PLAN

2.01.    Effective Date of Amendment and Restatement. The Effective Date of this Plan as amended and restated is January 1, 2015. As amended and restated, this Plan document shall govern the accrual, credit and distribution of the sum of (i) the Defined Contribution Portion as defined in the Prior Plan and in effect on December 31, 2014 and (ii) the amount credited to each Participant’s Account on or after January 1, 2015.

2.02.    Survival of Prior Plan. The terms, conditions and provisions of the Prior Plan shall remain in effect to the extent of the Defined Benefit Portion (as defined in the Prior Plan) and to the extent necessary to determine the amount of any benefit accrued as of
December 31, 2014 and the times and forms of payment of those benefits, provided, however, if an Employee is a Specified Person, as defined in Section 409A of the Code, at the time for distribution from this Plan or the Prior Plan even if not a Specified Person at the time of the benefit was accrued, such Employee shall not receive such distribution until the end of the month which is six months after the end of the month in which the distribution would otherwise have been made and, provided further, in no event shall any distribution of the Defined Benefit Portion of the Prior Plan be made in a lump sum if it has a lump sum value greater than $1,000.

ARTICLE III. PARTICIPATION

3.01.    Individuals Eligible to Participate. To be eligible to participate and receive contribution credits under this Plan, an individual is required to be, at the time he or she is affected by the Limitations:

(a)    employed by the Company or a subsidiary or affiliate of the Company;

(b)    a participant in the Company’s Annual Incentive Plan or its successor; and

(c)	not be a member of a collective bargaining unit.

3.02.    Contributions by Participants. Participants shall not be permitted to make contributions in any form to this Plan.

ARTICLE IV. RESTORATION OF BENEFITS

4.01.    Restoration. The applicable, if any, of the following amounts shall be credited to a Participant's Account:

(a)
Restoration of Matching Contributions. For each calendar year beginning on or after the Effective Date, the Company will credit to the Account of a Participant the difference between (i) the amount the Company would have contributed as Matching Contributions at the rate of deferrals elected by the Participant and actually in effect without regard to the Limitations and (ii) the amount the Company actually contributed as Matching Contributions at the rate of deferral actually elected by the Participant after giving effect to the Limitations. For purposes of determining the amount of restoration under this Section 4.01(a), the Administrator shall take into account changes in the rate of deferrals and the resulting effect on the rate of Matching Contributions both before and after the effect of the Limitations during the calendar year.

(c)
Restoration of Company Retirement Contributions. For each calendar year, the Company will credit to the Account of a Participant the difference between (i) the amount that the Company would have contributed as Company Retirement Contributions based on the Participant’s Compensation without regard to the Limitations and (ii) the amount the Company actually contributed as Company Retirement Contributions based on the Participant’s Compensation after giving effect to the Limitations.

4.02.    Earnings. Balances in a Participant's Account shall be credited with earnings as of the last day of each calendar year at the rate then in effect under the Stable Value Fund option in the Defined Contribution Plan, or a similar, alternative fund as elected by the Administrator from time to time after thirty (30) days’ notice to then Participants.

4.03.    Accounting. The Administrator shall establish on its records, for bookkeeping purposes, an account for each Participant receiving credits to record the amount credited as contributions under each subsection of Section 4.01 and earnings, if any, pursuant to Section 4.02. The Administrator shall post any contributions and earnings to such bookkeeping Account as soon as reasonable but no later than the March 15th of the calendar year next following the calendar year in which the Limitations affected contributions to the Participants accounts in the Defined Contribution Plan. The Administrator shall respond to any inquiry of any Participant concerning the status of his account within thirty (30) days of receipt thereof.

4.05.    No Withdrawals or Loans. No withdrawals of or loans against any balance in an Account under the Plan may be made at any time by a Participant.

ARTICLE V. PAYMENT OF ACCOUNT

5.01.    Payment of Account.

(a)
Death. Except for Specified Employees, in the event of a Participant's death, the then balance in his or her Account (including any Company contributions for such calendar year pursuant to Section 4.01, whether or not then actually made, net of withholding of applicable federal, state and local taxes) shall be distributed in a single cash payment to his beneficiary designated pursuant to the applicable Defined Contribution Plan, as soon as administratively feasible after the Administrator receives notice of such death but in no event later than the March 15th of the calendar year following the end of the calendar year in which such death occurred.

(b)
Disability, Retirement or Other Severance from Service. Except for Specified Employees, in the event of the Participant's Disability, Retirement or other severance from service, the then balance in his or her Account (including Company contributions for such calendar year pursuant to Section 4.01, whether or not then actually made, net of withholding or applicable federal, state and local income tax) shall be distributed in a single cash payment to the Participant as soon as administratively feasible after the Administrator receives notice of such event but in no event later than the March 15th of the calendar year next following the calendar year in which such Disability, retirement or other separation from service occurred.

(c)
Specified Employees. Notwithstanding the foregoing, no distribution shall be made to any Participant who, at the time the distribution is otherwise due a Specified Employee until the date that is six (6) months after the date described in the applicable of subsections (a) and (b) above.

ARTICLE VI. ADMINISTRATION

The Plan shall be administered by the Administrator appointed for such purpose by the Company who shall have the power and duty to interpret the Plan and to make such rules and regulations as the Administrator, in its discretion, shall deem appropriate. The Administrator may retain such experts, consultants, or advisors as it, in its discretion deems necessary or appropriate to the administration of the Plan and/or may delegate to the Company or to employees of the Company such duties as it may deem necessary or appropriate. Any determination of the Administrator shall be final, conclusive and binding for all parties.

ARTICLE VII. AMENDMENT AND TERMINATION

The Company or its designee shall have the right to amend or terminate this Plan at any time, provided, however, that no amendment shall be made which would have the effect of decreasing the amount payable to any Participant hereunder.

ARTICLE VIII. ASSIGNMENT

No benefit or other right under or created by this Plan shall be assignable by any Participant or the Participant's beneficiary by pledge or otherwise. Any attempt to assign, pledge or otherwise dispose of or anticipate benefits under this Plan shall be void.

ARTICLE IX. BENEFITS UNFUNDED

The benefits provided under this Plan shall be unfunded. All payments of benefits hereunder shall be made by the Company from general assets and the Company will not be obligated to establish any special or separate fund or make other segregation of assets to assure the payment of any benefits hereunder. In the event the Company establishes any fund or segregation, no party who is or becomes entitled to receive amounts hereunder shall have any right to assert any claim, levy or lien thereon or assert any right thereto unless such right is specifically set forth in writing. The rights of any party to receive payments of any benefits hereunder shall be no greater than the rights of an unsecured creditor of the Company.

ARTICLE X. ERISA

The Plan is an unfunded, non-qualified deferred compensation plan that benefits a select group of highly compensated employees, within the meaning of DOL Reg. 2520. As such, it is exempt from the reporting and disclosure rules of ERISA. The Administrator shall promptly distribute to each Participant who inquires a copy of this Plan document (and the Prior Plan, to if the Participant has a balance under the Prior Plan not taken into Account). The Administrator shall also follow the claims and appeals process set forth in this Section.

ARTICLE XI. MISCELLANEOUS

11.01.    Applicable Law. This Plan shall be governed by, and construed in accordance with, the law of the Commonwealth of Pennsylvania, except with regard to its principles of conflicts of laws or to the extent that the law of the Commonwealth of Pennsylvania shall have been specifically preempted by federal law.

11.02.    Incapacity of Recipient of Benefits. If any person entitled to receive benefits hereunder shall be physically or mentally incapable of receiving or acknowledging receipt of any payment of benefits, the Company, upon the receipt of satisfactory evidence that such incapacitated person is so incapacitated and that another person or institution is maintaining him or her and that no guardian or committee has been appointed for him or her, may provide for such payment of benefits hereunder to such person or institution maintaining him or her, and such payments so made shall be deemed for every purpose to have been made to such incapacitated person.

11.03.    Liability of Officers and Directors of the Company. No past, present or future officer or director of the Company shall be personally liable to any Participant, beneficiary or other person under any provision of this Plan.

11.04. Assets Owned by the Company. Nothing contained herein shall be deemed to give any Participant or his beneficiary any interest in any specific property of the Company or any right except to receive such distributions as are expressly provided for in this Plan.

11.05.    Withholding. The payment of any benefits under this Plan shall be net of any federal, state and local taxes which the Company is required to withhold.

11.06.    Meaning of Certain Words. As used herein any gender shall include all other genders and the singular shall include the plural and the plural shall include the singular in all cases where such meaning would be appropriate. The terms “herein”, “hereto”, “hereunder”, and the like shall be deemed to refer to this Plan as a whole and not to any particular paragraph or other subdivision of this Plan.